Exhibit 10.4

PRIVATE PLACEMENT WARRANT EXCHANGE LETTER AGREEMENT

March 21, 2016

WL Ross Holding Corp.

1166 Avenue of the Americas

New York, NY 10036

Re:	Exchange of Private Placement Warrants

Gentlemen:

Reference is made to that certain agreement and plan of merger by and among WL Ross Holding Corp. (the “Company”), Neon Acquisition Company LLC, a wholly owned subsidiary of the Company (“Blocker Merger Sub”), Neon Holding Company LLC, a wholly owned subsidiary of Blocker Merger Sub (“Company Merger Sub”), Nexeo Solutions Holdings, LLC (“Nexeo”), TPG Accolade Delaware, L.P. (“Blocker”), and Nexeo Holdco, LLC (“New Holdco”), dated as of the date hereof (the “Merger Agreement”). In order to induce Nexeo to enter into the Merger Agreement, WL Ross Sponsor LLC (“WLRS”) has agreed to enter into this letter agreement (this “Agreement”) relating to the exchange of a 22,400,000 warrants sold to WLRS by the Company in a private placement in connection with the Company’s initial public offering (the “Private Placement Warrants”) for 2,240,000 shares of common stock (“Common Stock”) of the Company (such shares, the “Exchange Shares).

WLRS and the Company hereby agree with Nexeo as follows:

1. Subject to the satisfaction or waiver of all conditions precedent set forth in the Merger Agreement, at the Closing (as defined in the Merger Agreement) WLRS shall exchange the Private Placement Warrants for the Exchange Shares. In order to effectuate such exchange, upon the Closing, WLRS shall deliver its Private Placement Warrants to the Company against delivery of the Exchange Shares in certificated or book entry form, at the election of WLRS.

2. The Exchange Shares shall be deemed to be “Company Shares” and shares of Common Stock as such terms are defined in that certain shareholders and registration rights agreement (the “Shareholders and Registration Rights Agreement”), dated as of the date hereof, among New Holdco, WLRS, and the Company, with the same terms, conditions and registration rights set forth with respect to Company Shares and shares of Common Stock beneficially owned by WLRS thereunder. For the avoidance of doubt, the Exchange Shares shall not be subject to the same transfer restrictions imposed on the Founder Shares under Section 5.1(b) of the Shareholders and Registration Rights Agreement.

3. In furtherance, and not in limitation of, any other restrictions applicable to the Private Placement Warrants, whether pursuant to the terms of any such Private Placement Warrant or otherwise, (i) no Private Placement Warrants shall be exercised by WLRS prior to the Closing (as defined in the Merger Agreement) and (ii) WLRS shall not Transfer (as such term is defined in the letter agreement, dated May 29, 2014, by and among WLRS, the Company and certain management holders party thereto) any Private Placement Warrants other than in the exchange contemplated in section 1.

4. This Agreement and the Shareholders and Registration Rights Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

8. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Signature page follows]

Please indicate your agreement to the foregoing by signing in the space provided below.

WL ROSS SPONSOR LLC

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Manager

ACCEPTED AND AGREED TO:

NEXEO HOLDCO, LLC

By:	/s/ David Bradley
Name:	David Bradley
Title:	President and Chief Executive Officer

WL ROSS HOLDING CORP.

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Chairman and Chief Executive Officer

Signature Page to

Transfer Letter